EXHIBIT 4.6

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 1, 2006, is made by and between Wal-Mart Stores, Inc., a Delaware corporation (the “Company”), and The Bank of New York Trust Company, N.A., a national banking association (“BNYTC”), as successor-in-interest to J.P. Morgan Trust Company, National Association, a national banking association (“JPMTC”), as the original indenture trustee under that certain Indenture, dated as of July 19, 2005, by and between the Company and JPMTC, as indenture trustee (the “Indenture”).

Recitals. Effective October 1, 2006 (the “Succession Effective Date”), BNYTC succeeded to substantially all of the corporate trust business of JPMTC, including JPMTC’s rights and obligations as the trustee under the terms of the Indenture, and as a result, pursuant to the terms of Section 8.12 of the Indenture, succeeded JPMTC as and became the indenture trustee under the Indenture (BNYTC in such capacity, the “Trustee”). In connection with BNYTC becoming the Trustee, the Company and the Trustee desire to supplement and amend the Indenture to confirm that BNYTC is the successor to JPMTC as the indenture trustee under the Indenture and with respect to all existing Series and Securities and to reflect BNYTC as the named indenture trustee under the Indenture. In accordance with the terms of Section 9.01 of the Indenture, the Company and the Trustee are adopting this Supplemental Indenture for such purposes without the consent of any Holder of any Securities of the Company.

For and in consideration of the premises set forth in this Supplement Indenture, and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee hereby agree as follows:

Section 1. Defined Terms. Unless otherwise defined herein, capitalized terms shall have the same meanings assigned thereto in the Indenture.

Section 2. Confirmation of Succession; Amendment of the Indenture. The Company and BNYTC hereby agree and confirm that, pursuant to the provisions of Section 8.12 of the Indenture, on the Succession Effective Date, BNYTC succeeded to all of the rights and obligations of JPMTC as the trustee under the Indenture and with respect to each and every Series existing, and all Securities outstanding under the Indenture, on the Succession Effective Date, and further agree that the Indenture shall be and hereby is amended so that all references to “J.P. Morgan Trust Company, National Association” in the Indenture shall read “The Bank of New York Trust Company, N.A.” and all references to the “Trustee” in the Indenture shall refer to the Trustee.

Section 3. Effectiveness. This Supplemental Indenture shall be effective from and after the date first written above.

Section 4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THIS SUPPLEMENTAL INDENTURE AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 5. Severability; Counterparts. This Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any provisions of this Supplemental Indenture which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6. Captions. The captions in this Supplemental Indenture are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Supplemental Indenture as of the date first written above.

WAL-MART STORES, INC.

By:	/s/ RICK W. BRAZILE
Name:	Rick W. Brazile
Title:	Vice President, Finance & Planning

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ BENITA A. VAUGHN
Name:	Benita A. Vaughn
Title:	Vice President